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                                                                EXHIBIT 23.4

May 4, 1998


Daniel Intemann
3057 Judith Drive
Bellmore, NY 11710


I Daniel Intemann, hereby consent to be named to the Board of Directors after the offering of MPEL Holdings, Corp., and the disclosure of my name in the Registration Statement of MPEL Holdings, Corp.



/s/ Daniel Intemann
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Daniel Intemann